UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ______________

                                  SCHEDULE 13D



                           LAL MIAMI ENTERPRISES, INC.
                           ---------------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                            501721-10-4(CUSIP Number)
                            -----------

                                Michael Fridovich
                               3355 Somerset Trace
                               Marietta, GA 30067
                                 (770) 953-6439
                                 --------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)



             (Date of Event which Requires Filing of this Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d_1(e), 13d_1(f) or 13d_1(g), check the following box [ ].

              Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule
13d_7(b)  for  other  parties  to  whom  copies  are  to  be  sent.


1.     NAMES  OF  REPORTING  PERSONS
       I.R.S.  IDENTIFICATION  NOS.  OF  ABOVE  PERSONS  (ENTITIES  ONLY)

          Jayne  Littman

2.     CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP*
          (a)     N/A
          (b)     N/A

3.     SEC  USE  ONLY

4.     SOURCE  OF  FUNDS:     PF

5.     CHECK  BOX  IF  DISCLOSURE  OF  LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS  2(d)  OR  2(e)                    [  ]

6.     CITIZENSHIP  OR  PLACE  OF  ORGANIZATION

          UNITED  STATES

NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH:

7.     SOLE  VOTING  POWER:

          4,967,000

8.     SHARED  VOTING  POWER:

          0

REPORTING  PERSON  WITH:

9.     SOLE  DISPOSITIVE  POWER:

          4,967,000

10.    SHARED  DISPOSITIVE  POWER:

          0

11.     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON:

          4,967,000

12.     CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN  ROW  (11)  EXCLUDES
        CERTAIN  SHARES*                  [  ]

13.     PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  (11):

          99.34%

14.     TYPE  OF  REPORTING  PERSON:

          IN

ITEM  1.  SECURITY  AND  ISSUER.

                  The title of the class of equity securities to which this statement relates is common stock, par value $.001 per share (the "Common Stock"), of LAL Miami Enterprises, Inc., a Nevada corporation (the "Company"). The address of the Company's principal executive offices is 3355 Somerset Trace, Marietta, GA 30067.

ITEM  2.  IDENTITY  AND  BACKGROUND.

     (A)     Jayne  Littman

     (B)     Jayne  Littman's  address  is  7331  S.W. 115th Street, Miami, FL
             33156.

     (C)     N/A

     (D)     N/A

     (E)     N/A

     (F)     United  States.

ITEM  3.  SOURCE  AND  AMOUNT  OF  FUNDS  OR  OTHER  CONSIDERATION.

             Personal  Funds

ITEM  4.  PURPOSE  OF  TRANSACTION.

             Founders  Stock


ITEM  5.  INTEREST  IN  SECURITIES  OF  THE  ISSUER.

     (A)     4,967,000
             99.34%

     (B)     4,967,000

     (C)     N/A

     (D)     N/A

     (E)     N/A

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

              N/A

ITEM  7.  MATERIAL  TO  BE  FILED  AS  EXHIBITS.

              N/A



                                    SIGNATURE

                  After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated:  May  18,  2000                         /s/  Jayne  Littman
                                               -------------------
                                                    Jayne  Littman